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                                                                   Exhibit 10.22

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS EXHIBIT, WHICH PORTIONS HAVE BEEN OMITTED AND REPLACED WITH [****] AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                          TRANSCEIVER SUPPLY AGREEMENT

                                 by and between

                              Finisar Corporation,
                 Sunnyvale, California, United States of America
                      acting for itself and its Affiliates,
                          - hereinafter referred to as "Buyer"-

                                       and

                       Infineon Technologies Trutnov, sro,
                          54101 Trutnov, Czech Republic

                     - hereinafter referred to as "Seller" -

       - Buyer and Seller are hereinafter collectively referred to as the "Parties" and individually referred to as a "Party" -

PREAMBLE

WHEREAS The Parties have entered into the Trutnov Asset Transfer Agreement of the same date which provides for the sale and transfer of assets by Seller to Buyer as more fully set forth in the Trutnov Asset Transfer Agreement; and

                        CONFIDENTIAL TREATMENT REQUESTED

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WHEREAS Buyer wishes to continue to procure fiber optic products from Seller for an interim period following the closing date under the Trutnov Asset Transfer Agreement; and

WHEREAS Seller wishes to continue to supply such fiber optic products to Buyer until January 31, 2006.

NOW THEREFORE in consideration of the above, the Parties agree to the following terms and conditions:

1.   SUBJECT OF THE AGREEMENT

     The subject of this agreement (hereinafter referred to as "Agreement") is the supply of (i) the products specified in Exhibit 1 to this Agreement and
     (ii) any other fiber optic products which will be supplied by Seller to Buyer throughout the term of this Agreement (together hereinafter referred to as the "Products") by Seller to Buyer or its Affiliates. The list of Products may be changed by the Parties from time to time.

     "Affiliate" shall mean any company which controls, is controlled by, or is under the same control as Buyer. "Control" shall mean the direct or indirect ownership of more than fifty percent (50%) of such company's capital or equivalent voting rights.

2.   DEMAND PLANNING AND PURCHASE ORDERS

2.1  Prior to February 15, 2005, Buyer will provide Seller with a first three
     (3) month rolling forecast of its demand for Products. Buyer will provide Seller with updated three (3) month rolling forecasts on the first day of each month thereafter. Seller will purchase raw materials based on such forecasts.

2.2 Prior to September 30, 2005, Buyer may place purchase orders for the Products on a build to order basis with standard lead times and Seller will manufacture and ship Products against these orders. In the event Buyer's demand exceeds the forecast, Seller will make reasonable commercial efforts to satisfy Buyer's demand.

                        CONFIDENTIAL TREATMENT REQUESTED

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2.3  In addition to placing orders for the Products, prior to September 30, 2005
     Buyer may place purchase orders for raw materials used to manufacture the Products ("Raw Materials") for delivery with standard lead times and Seller will ship Raw Materials against these orders. Seller will make reasonable efforts to satisfy Buyer's purchase orders.

2.4 Buyer shall forward its purchase orders in writing or by facsimile to the agreed order entry point at Seller. Seller is obliged to accept a purchase order in writing within four (4) business days following receipt thereof unless (i) the purchase order is in excess of Buyer's forecast, (ii) Seller can show commercially justifiable reasons (taking into account all circumstances of the specific case and balancing the interest of both parties) for refusing to accept Buyer's purchase order or (iii) the relevant order is in excess of Seller's capacity at the time this Agreement is signed. Upon Seller's acceptance of a purchase order, an individual purchase contract (hereinafter referred to as "Individual Purchase Contract") is concluded. In case a purchase order is refused by Seller, the Parties shall immediately endeavor to find reasonable remedial measures.

2.5 The terms and conditions of this Agreement shall apply to any purchase order of Buyer regarding the Products even if they do not refer to it expressly. Any separate general terms and conditions of Buyer or Seller shall not apply.

3.   DELIVERY

3.1  The Products are delivered "Ex Works" according to Incoterms 2000.

3.2  If the delivery date is defined

     a) by day, Seller shall not deliver more than -5 / +0 days earlier or later than the agreed delivery day;

     b)   by week, Seller shall deliver within the agreed delivery week.

                        CONFIDENTIAL TREATMENT REQUESTED

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3.3  If Seller realizes that it cannot adhere to the agreed delivery date, it shall without delay inform Buyer and indicate the prospective duration of the delay. The Parties shall immediately endeavor to find reasonable remedial measures.

3.4 If Seller is responsible for delays in deliveries and if Buyer substantiates that it has suffered damages due to the delay, Buyer may claim per full week of delay liquidated damages of 0,5% of the price of the delayed Products up to a maximum amount of 5% of such price.

3.5 Subject to the condition that Buyer has set a reasonable time period within which to deliver the delayed Products and Seller fails to deliver the Products within such time period, Buyer may cancel the relevant Individual Purchase Contract without incurring any liability. The notice of cancellation shall be served without delay following expiration of the set time period.

3.6 Any further claims for damages or rights of Buyer due to the delay shall be excluded.

3.7 Buyer shall place its last order by September 30, 2005. The last deliveries shall be effected on or before January 31, 2006.

3.8 If subsequent to the confirmation of any purchase order Buyer requires an earlier or later delivery date than agreed, the Parties shall use reasonable efforts to find a mutually acceptable solution.

4.   PRICES

4.1  The purchase price for the Products shall be established as follows:

     (a) If a specific Product (by part number) was sold to a specific customer in the period from October 1, 2004 through December 31, 2004 (the "Fourth Calendar Quarter"), the purchase price to be paid by Buyer to Seller for Products sold to that customer

                        CONFIDENTIAL TREATMENT REQUESTED

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          shall be [****] of the last price at which Seller or its Affiliates sold such Product to such customer during the Fourth Calendar Quarter.

     (b) If Seller or its Affiliates did not sell a specific Product (by part number) to a specific customer during the Fourth Calendar Quarter, the purchase price to be paid by Buyer to Seller for Products sold to that customer shall be [****] of the weighted average price for sales by Seller and its Affiliates during the Fourth Calendar Quarter of the Product Group (as shown on Exhibit 1) to which the Product belongs.

     (c) The purchase price to be paid by Buyer to Seller for a new Product for which there is no sales history shall be [****] of the price that Buyer has quoted to its customer. Buyer shall endeavour to sell the Product at the highest price the market will bear.

     (d) For Products sold through a distributor, if a specific Product (by part number) was sold to a specific end customer in the Fourth Calendar Quarter, the purchase price to be paid by Buyer to Seller for Products sold to that customer shall be [****] of the adjusted distributor sale price for that Product during the Fourth Calendar Quarter. [Note: The adjusted distributor sale price is defined as the original distributor buy price less [****] which were paid to the distributor for competitive market reasons and is to be provided by Seller.]

     (e) For Products sold through a distributor, if a specific Product (by part number) was not sold to a specific end customer during the Fourth Calendar Quarter, the purchase price to be paid by Buyer to Seller for Products sold to that customer shall be [****] of the weighted average price for all sales by Seller and its Affiliates during the Fourth Calendar Quarter of the Product Group (as shown on Exhibit 1) to which the Product belongs.

     (f) In the event a customer advises Buyer that the historic sales price for Products during the Fourth Calendar Quarter is different than the sales price reflected in Seller's sales records for the Fourth Calendar Quarter, Buyer shall have the right to ask Seller to verify the prices at which Products were sold to that customer.

4.2  The prices for the Raw Materials shall be [****].

                        CONFIDENTIAL TREATMENT REQUESTED

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4.3  All prices are based on the applicable clause of the Incoterms 2000 as defined in Section 3.1 and include packaging. The applicable VAT shall be added to the price.

5.   INVOICES AND TERMS OF PAYMENT

5.1 Seller shall issue an invoice meeting the requirements of applicable tax laws with every delivery. The invoice shall show the volumes, the price per ordered Product, the order number and the Product part number.

5.2 Payments shall be effected without deduction in EURO within forty-five (45) days following the invoice date. In case of any dispute arising out of an Individual Purchase Contract, Buyer shall in any case pay the undisputed part of the invoice related to such Individual Purchase Contract according to the payment terms mentioned above.

6.   RISK, TITLE

6.1 Risk of loss or damages shall pass to Buyer according to the applicable clause of the Incoterms 2000 as defined in Section 3.1.

6.2 Title to Products shall pass upon full payment of the purchase price for the respective Products. Notwithstanding the foregoing, Buyer shall be entitled to resell the Products. Buyer shall assign its right for payment related to these resold Products to Seller. Buyer shall however collect the payment related to the Products itself, as long as Buyer makes payments to Seller with regard to the Products in due time.

6.3 If Buyer fails to make any payment when due in accordance with this Section 6, Seller may give written notice of such non-payment to Buyer. If Buyer fails to make such payments within 14 calendar days following receipt of such notice, Buyer shall be in default of payment and Seller shall be entitled to collect payments itself by Buyer's customers.

6.4 Buyer's rights for payment shall be released from assignment to the extent such rights exceed Buyer's payment obligations by more than thirty (30) per cent.

                        CONFIDENTIAL TREATMENT REQUESTED

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7.   WARRANTY

7.1 The Products shall be free from defects in material and workmanship. Notwithstanding the foregoing, Seller shall not be responsible (a) for the design and specification of the Products, (b) for insignificant defects, including but without limitation any defects that do not effect the use of the Product intended by Buyer, (c) for any non reproducible computer bugs,
     (d) for defects arising out of parts, software or other material or instructions provided by Buyer. The warranties stated in Section 7 are exclusive and in lieu of all other warranties, whether express or implied, including, but not limited to, the implied warranties of merchantability or fitness for a particular purpose.

7.2 Seller shall at its sole discretion repair or replace any non-compliant Products. In case these corrective actions fail within a reasonable period of time, Buyer is entitled to request price reduction or to cancel the relevant Individual Purchase Contract and request Seller to take back the Products delivered (under such Individual Purchase Contract) and to reimburse the purchase price.

7.3 The warranty period shall be [****] months starting on the date the risk of loss or damage has passed to Buyer according to Section 3.1.

7.4 Seller's liability for any further damages resulting from the non-compliance of the Products and any further rights of Buyer due to the non-compliance shall be limited pursuant to the stipulations of Section 12.

8.   INDUSTRIAL AND INTELLECTUAL PROPERTY RIGHTS

8.1 Buyer hereby grants to Seller during the term of this Agreement a royalty-free, non-exclusive, non-transferable right to use all of the material intellectual property rights listed in Exhibit 5.1.3 to the Master Sale and Purchase Agreement between Buyer and Infineon Technologies AG dated January 25, 2005 for the sole purpose of manufacturing the Products to be sold to Buyer under this Agreement. Seller shall not be entitled to grant sublicenses of such rights to any third party or to use such intellectual property rights to manufacture Products for any one other than Buyer.

                        CONFIDENTIAL TREATMENT REQUESTED

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8.2  Buyer shall defend, indemnify and hold harmless Seller from all claims, costs, damages, judgments and attorney's fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights and processes or other such rights related to the Products including their design and the Specifications.

8.3 The obligations of Buyer under Section 8.2 are subject to the condition that the Seller informs the Buyer without delay in writing of any claims for infringement, does not acknowledge the validity of any such claims and conducts any disputes, including settlements out of court, only in agreement with Buyer.

9.   CONFIDENTIAL INFORMATION

9.1 Each Party shall use all information of the other Party which it receives in connection with this Agreement and which has been marked as confidential, only for the purposes of this Agreement and shall keep this information confidential with the same degree of care as it uses with respect to its own confidential information. This obligation shall survive the expiration or termination of this Agreement for a period of three years.

9.2 This obligation shall not apply to information which is or becomes public knowledge or which the receiving Party can demonstrate was independently developed or lawfully received from a third party.

10.  FORCE MAJEURE

     Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure such as, but not limited to, riots, civil commotions, wars, strikes, freight embargo, shortage of supply, lock-outs, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective Party and of its sub-contractors. In such events, the affected Party shall immediately inform the other Party of such circumstances together with documents of proof, and the performance of obligations hereunder shall be suspended during, but not

                        CONFIDENTIAL TREATMENT REQUESTED

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     longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases.

11.  EXPORT CONTROL REGULATIONS

     Seller shall not be obliged to deliver the Product(s) and Buyer shall not be obliged to pay the purchase price under any Individual Purchase Contract concluded under this Agreement if the necessary export licenses are not obtained by reasons outside of the control of the Parties or if there are any other barriers by reason of US, German, or any other export regulations that have to be observed. The Parties agree to inform each other about any export or re-export restrictions and regulations and about the Export Control Classification Numbers (ECCN) relating to Product(s) and/or end use/end user. Buyer guarantees to comply with any export or re-export restrictions and regulations relating to Product(s) and/or end use/end user.

12.  LIABILITY

12.1 Seller shall be liable for damage to Buyer's property caused by Seller's performance under this Agreement up to a maximum amount per occurrence of [****] of the revenue under this Agreement, and up to the maximum amount for all occurrences of [****] of the revenue under this Agreement.

     The obligations of Seller are subject to the condition that Buyer informs Seller without delay in writing of any such claims, does not acknowledge the validity of any such claims and conducts any disputes, including settlements out of court, only in agreement with Seller.

12.2 Apart from warranties and liabilities expressly stipulated in this Agreement, Seller disclaims all liability regardless of the cause in law, in particular the liability for indirect or consequential damages, loss of profits, loss of information and data, except in any cases where liability is mandatory at law. The limitation of liability shall not apply where liability is mandatory, e.g. Seller's liability for damages caused intentionally by Seller or Seller's employees or according to the German Product Liability Act.

                        CONFIDENTIAL TREATMENT REQUESTED

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12.3 The enforcement of the aforementioned rights of Buyer shall be excluded if
     Buyer does not notify Seller in writing of its claims within six months after being aware of such rights.

13.  TERM

13.1 This Agreement shall be effective as of February 1st, 2005 and shall expire on January 31st, 2006.

13.2 Either Party is entitled to terminate this Agreement prematurely with thirty (30) days written notice in case:

     a) the other Party becomes insolvent or otherwise proceeds in bankruptcy, or

     b) the other Party materially breaches its obligations under this Agreement and fails to rectify such breach within thirty (30) days from the receipt of written notice from the other Party.

13.3 In the event this Agreement is terminated, Sections 8.2, 8.3, 9, 12, 14 and 15 shall survive.

14.  ARBITRATION

     Any disputes arising in connection with this Agreement or relating to its validity shall be finally decided in accordance with the arbitration regulations of the German Arbitration Institution (Deutsche Institution fur Schiedsgerichtsbarkeit e.V.), Bonn, to the exclusion of legal proceedings. The arbitration tribunal shall also be entitled to come to a binding decision regarding the validity of this arbitration clause. The venue of the arbitration shall be Munich. All costs of arbitration shall be allocated among the Parties in accordance with Section 91 para. (1) of the German Civil Procedure Act (Zivilprozessordnung - "ZPO").

                        CONFIDENTIAL TREATMENT REQUESTED

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15.  APPLICABLE LAW

     This Agreement and Individual Purchase Contracts entered into between the Parties hereunder shall be governed by and construed in accordance with the law in force in Germany without reference to its conflicts of law provisions. The application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.

16.  ASSIGNMENT

     Neither Party may assign this Agreement, delegate its obligations or assign its rights hereunder, except to one or more of its Affiliates, or to its legal successor, or in connection with a sale of all or substantially all of its business, without the prior written consent of the other Party, which consent will not be unreasonably withheld.

17.  MISCELLANEOUS

17.1 Seller shall maintain the quality assurance program for the manufacturing of Products that is in effect as of the date of this Agreement.

17.2 Upon prior written notice and mutual agreement, Seller shall permit Buyer and its Affiliates to audit at Buyer's cost Seller's manufacturing facilities during business hours. Any such audit must be in compliance with reasonable security, safety and confidentiality requirements of Seller. Upon prior approval of Seller, Buyer, together with its Affiliates, direct and indirect customers, may visit the manufacturing line of Seller.

17.3 Alterations and amendments to this Agreement shall only be valid if made in writing. Any waiver of this requirement for the written form shall likewise be in writing.

17.4 The effectiveness of this Agreement shall not be impaired if any provision of this Agreement should be completely or partially invalid or unenforceable. In such case, the Parties shall agree on a provision that meets, as closely as reasonably possible, the economic intention of the invalid or unenforceable provision.

                        CONFIDENTIAL TREATMENT REQUESTED

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17.5 The language of this Agreement shall be English. Correspondence, technical and commercial documents as well as any information relating to this Agreement shall be in English.

18.  ENTIRETY OF AGREEMENT

     This Agreement together with the Individual Purchase Contracts and the Exhibits to this Agreement (herein referred to as "Exhibits") shall constitute the entire understanding between the Parties with respect to the subject matter herein. Therefore neither Buyer's nor Seller's General Terms and Conditions shall be applicable for the delivery of Products.

     This Agreement supersedes all prior or contemporaneous oral or written communications, proposals and representations with respect to its subject matter.

19.  EXHIBITS

     Exhibit 1:            Products

In case of discrepancy between the provisions of any Exhibit and this Agreement, the terms and conditions of this Agreement shall prevail.

                        CONFIDENTIAL TREATMENT REQUESTED

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized representatives.

INFINEON TECHNOLOGIES TRUTNOV SRO

By: /s/ Arno Paetzold                        And by: /s/ Stefan Sommer
    -----------------                                ----------------------
Name: Arno Paetzold                          Name:   Stefan Sommer
Title: SD M&A                                Title:  Corporate Legal Counsel
Date: Jan. 25, 2005                          Date:   January 25th, 2005


FINISAR CORPORATION

By: /s/ S.K. Workman                         And by: /s/ Dave Buse
    -----------------                                ----------------------
Name: S.K. Workman                           Name:   Dave Buse
Title: CFO                                   Title:  SVP - Sales & Mktg.
Date: 25 Jan. 2005                           Date:   25 Jan. 05


                        CONFIDENTIAL TREATMENT REQUESTED